LCC International Adds New Independent Member to Its Board of Directors

    MCLEAN, Va.--(BUSINESS WIRE)--Sept. 14, 2005--LCC International, Inc., (NASDAQ:LCCIE) a global leader in wireless voice and data turn-key technical consulting services, announced today that Richard J. Lombardi has joined its Board of Directors effective immediately. Mr. Lombardi, formerly president of AT&T Government Markets, has over 35 years experience in the telecommunications industry.
    Julie A. Dobson, chairman of the LCC Board of Directors said, "We are very pleased to have Dick as a member of our Board of Directors. His extensive knowledge of the telecom sector and strong business background will be a very valuable asset for LCC. Additionally, we look forward to his service on both the Audit Committee and the Nominating and Governance Committee of LCC."
    In addition to having been president of AT&T Government Markets, Mr. Lombardi has been Vice President - AT&T Federal Systems and Vice President - AT&T Southern Region. Mr. Lombardi held other management positions at AT&T and New Jersey Bell and played a major role in the AT&T divestiture. Mr. Lombardi has previously served as a director at NetCom Solutions International, Inc. where he served as the chairman of the audit and operations committees. He served on the executive committee of the Computer & Communications Industry Association including serving one year as its chairman. He is a past member of the board of directors of AFCEA International (Armed Forces Communications and Electronics Association). Industry honors include having been named "Industry Executive of the Year" by Government Computer News and twice named to Federal Computer Week's "Fed 100". Mr. Lombardi received his BSEE from Manhattan College and his Executive MBA from Columbia University.

    About LCC

    LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. Since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with substantially all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

    Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding increased demand for the Company's services, the Company's ability to secure new business, and those factors highlighted in LCC International, Inc.'s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which could cause the Company's actual results to differ materially from forward-looking statements made by the Company.

     CONTACT: LCC International, Inc.
             Bob Waldron, 703-873-2266
             bob_waldron@lcc.com